FOR IMMEDIATE RELEASE
August 6, 2026

Genesis Energy, L.P. Reports Second Quarter 2026 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
We generated the following financial results for the second quarter of 2026:

•Net Income Attributable to Genesis Energy, L.P. of $42.9 million for the second quarter of 2026 compared to Net Loss Attributable to Genesis Energy, L.P. of $0.4 million for the same period in 2025.

•Cash Flows from Operating Activities of $180.7 million for the second quarter of 2026 compared to $47.0 million for the same period in 2025.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $10.5 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $78.3 million for the second quarter of 2026, which provided 3.2X coverage for the quarterly distribution of $0.20 per common unit attributable to the second quarter.

•Total Segment Margin of $169.5 million for the second quarter of 2026.

•Adjusted EBITDA of $171.5 million for the second quarter of 2026.

•Adjusted Consolidated EBITDA of $610.1 million for the trailing twelve months ended June 30, 2026 and a bank leverage ratio of 5.00X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “Our second quarter results for 2026 came in broadly in line with, if not slightly ahead of, our internal expectations. Six months in, the defining theme of the Genesis story in 2026 is the substantial and deliberate progress we have made to strengthen and simplify our balance sheet and steadily lower the cost of capital to run our business.

In early June, we sold certain non-core, and underutilized, offshore natural gas assets to an undisclosed third party for $95 million, further simplifying our offshore footprint, eliminating future operating expenses and pre-funding a portion of the asset retirement obligations on certain related natural gas assets we retained. In late June, we established a $99.5 million, non-recourse, accounts receivable securitization facility which is priced at SOFR plus 1.375%, or approximately 200 basis points less than the rate we would currently be charged for borrowings under our senior secured credit facility. We used the net proceeds from these two transactions to repurchase an additional $83 million of our 11.24% Series A corporate preferred securities in a negotiated transaction at 102% of par. We also opportunistically purchased 250,000 common units in the open market at a weighted average price of $14.57 per unit. The remainder of the total cash raised was used to pay down the outstanding balance on our existing senior secured credit facility to zero by the end of the quarter, with the balance currently being held as cash on the balance sheet in an interest-bearing account.

When combined with the approximate $135 million of Series A preferred securities that we were able to repurchase and other financing activities in the first quarter, we estimate we have been successful in reducing the annual cost of the capital needed to run our business by approximately $25 million per year. As we stated in our call last quarter, we believe we have an additional $50-$60 million of annual cash savings we can achieve over the next several years by further right-sizing and optimizing our balance sheet, and that is something we will continue to prioritize and focus on.

Since becoming free cash flow positive in the second half of last year, we have made meaningful progress in redeeming our relatively high-priced corporate preferred securities, as well as reducing the partnership’s Adjusted Debt in absolute terms. Consistent with the ‘all-of-the-above’ approach that we have discussed relating to capital allocation, in addition to the open market purchases of common units mentioned above, we recently announced an increase to the quarterly distribution for each common unit to $0.20. This new distribution represents an increase of 11% as compared to the first quarter of 2026, a 21% increase as compared to the second quarter of last year, and a 33% increase over the corresponding quarter in 2024.

On the operating side, our Offshore Pipeline Transportation segment continues to support the activity levels of our producer customers, including their production nuances, planned turnarounds, well interventions, and the timing of new wells. Our Marine Transportation segment has now finally completed its heavy marine dry-docking cycle, and we saw strong utilization and day rates across our asset classes as we exited the quarter. Our Onshore Transportation and Services segment was able to capitalize on several non-recurring opportunities which arose during the quarter primarily as a result of global macroeconomic conditions. Looking forward, there are a few specific items we are monitoring in the back half of the year, including the performance of existing offshore production versus revised producer forecasts, the timing of new offshore wells, and the timing and ultimate success of mechanical intervention/remediation of certain high-impact offshore wells. In any event, we will remain disciplined and focused on what we can control, continuing to prioritize the balance sheet right-sizing and optimization that will further lower our cost of capital and meaningfully contribute to driving long-term value for everyone in the capital structure.

With that, I will briefly discuss our individual business segments in slightly more detail.

During the second quarter, total produced volumes transported in our Offshore Pipeline Transportation segment were slightly below our expectations. This has continued so far in the third quarter as certain operators have experienced operational challenges and unplanned downtime at several of the key fields connected to our offshore infrastructure. Despite providing our producer customers with over 99% uptime availability on our pipeline systems during the quarter, and despite having downside protection in some cases in the form of minimum volume commitments, we are not immune to fluctuations in production volumes that are beyond our control.

In terms of providing financial guidance to investors, we rely heavily on information supplied to us by the operators which we independently review and evaluate. None of these events or challenges which translate into missing producer provided expectations are uncommon or overly impactful in and of themselves. However, to the extent we have multiple instances that occur at high-margin fields during the same reporting period, the financial impact to us can be notable. We are confident our producer customers are fully aligned with us on maximizing near-term production as well as the ultimate recovery of reserves from their offshore fields. None of the issues that have manifested themselves this year have any longer-term negative implications. In the operators’ view, and we would concur, these impacts are transitory and, in essence, simply result in timing differences, or a longer horizon, for the production of the ultimately recoverable reserves from these world-class hydrocarbon reservoirs.

Notwithstanding quarter-to-quarter variances, we remain encouraged about the level of activity in and around our infrastructure in the central Gulf of America. This is true not only at what we would refer to as legacy fields, but we are especially excited about the newer fields, which are in the very early stages of their anticipated ramp.

The first well in the Monument field, which will be tied back to the Shenandoah floating production unit (“FPU”), was successfully drilled and is anticipated to be completed and turned to production by the end of this year. The drillship that drilled that well is currently performing some remediation work on one of the four producing wells in the Shenandoah field. Once this well intervention is completed, we understand such well should be returned to production and the rig will move approximately 17 miles back to Monument to drill a second well, which is expected to be completed and turned to production in the first quarter of 2027. After the first two wells from Monument are producing, we would anticipate two additional wells to be drilled, completed and turned to production in the Shenandoah field during 2027. In addition, it is anticipated that the first of two locations in the Shenandoah South field will be drilled and tied back to the Shenandoah FPU in 2028. There is potential for a third well to ultimately be drilled in the Monument field to test a currently unpenetrated fault block on the southwest of such structure. The operator is currently performing facilities work to expand the Shenandoah FPU to a total capacity of 140,000 barrels of oil per day to accommodate the additional production handling requirements from these new wells. The operator is also spending significant dollars and proceeding with a sub-sea pumping system for the Shenandoah field, scheduled for installation in mid to late 2028, to maximize the ultimate recoveries of the original oil in place.

At Salamanca, with the addition of the fourth well that commenced production last quarter, we have seen steady and sustained total production in the range of 40-42 kbd. We expect a fifth well to come on-line towards the end of the year or early in 2027. This new well is expected to increase production levels closer to the Salamanca production facility’s initially designed capacity of +/- 60 kbd. We remain highly encouraged by Harbour Energy’s (formerly LLOG’s) public comments stating they are adding a second rig later this year to their Gulf of America program to accelerate their activity and support their plans to double their production out of the Gulf over the next couple of years. We believe this drilling and development activity, while spread across their footprint, will likely be highly concentrated in and around the Salamanca, Buckskin and Spruance fields, all of which will flow through our existing infrastructure.

These new offshore developments and the exciting activity planned around them, along with the steady base of volumes from our legacy fields, reinforce our conviction that our offshore volumes are positioned to grow meaningfully over the coming years. This anticipated volume growth, in turn, should allow us to deliver steadily improving financial results from our Offshore Pipeline Transportation segment for many years ahead, without having to spend any capital. Meanwhile, we will continue to focus on what we can control and provide our producer customers with reliable pipeline transportation from offshore to major refinery centers located onshore in South Louisiana as well as the upper Texas coast.

Our Marine Transportation segment performed in line with our expectations, and the results reflect having both of our largest offshore mated barges in the yard at different times during the quarter, the combined financial impact of which was equivalent to one of these large units being out of service for effectively the entire quarter. The second unit left the shipyard last week and is now back at work, and all four of our scheduled blue water dry dockings for the year are finally behind us. While this last large unit’s time in the yard will weigh some on our third quarter results, with its exit, we will return to full capacity, and we would expect the segment to show better quarterly results for the remainder of the year. The demand for our inland and blue water barges remains relatively constructive. We continue to field multiple in-bound inquiries regarding the American Phoenix and believe we are well positioned to successfully re-contract the vessel above her current day rates when the current contract expires in mid-2027.

Our Onshore Transportation and Services segment performed above our expectations, which will help to offset some of the potential underperformance from our Offshore Pipeline Transportation segment, at least relative to what was originally expected by our producer customers at the beginning of the year. We continued to see steady volumes through both our Texas and Raceland terminals as well as their associated pipeline systems, largely supported by offshore production volumes moving onshore. During the quarter, we also took advantage of certain market dislocations caused by the conflict in Iran that allowed us to capture incremental, but likely non-recurring, margin opportunities. Our legacy sulfur services business performed ahead of our expectations as we saw strong demand from our pulp and paper customers, and our largest host refinery had steady operating performance during the quarter, which allowed us to optimize our production and delivery of NaHS across our network.

Based on our producer customers’ current outlooks, which we have risked, as well as the anticipated performance in our other segments, we would now expect full-year 2026 Adjusted EBITDA to come in towards the lower end of the range we discussed on our year-end call. That said, we see potential upside to that level to the extent we experience a calmer hurricane season than we have conservatively budgeted. Additionally, some of the well remediation work ongoing at certain offshore fields could potentially surprise us to the upside from both a timing and volume perspective. We should have clearer visibility regarding the above when we report third quarter results in early November.

While performance across our business segments may vary in any given quarter, the long-term story for Genesis remains firmly intact. There is increasing visibility to a multi-year ramp in volumes from our Offshore Pipeline Transportation segment, rising free cash flow, a reduction in debt in absolute terms, and the ultimate extinguishment of all the remaining Series A preferred securities. This should give us the financial flexibility to continue right-sizing and optimizing our balance sheet and deliver long-term value for all our stakeholders in the quarters and years ahead. We believe we can do this all while preserving the flexibility to pursue attractive organic and inorganic opportunities if and when they might emerge.

In closing, the management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to thank our entire workforce for their continued dedication to safe, reliable, and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”

Financial Results
Segment Margin
Segment Margin
Variances between the second quarter of 2026 (the “2026 Quarter”) and the second quarter of 2025 (the “2025 Quarter”) in our reportable segments are explained below.
Segment Margin results for the 2026 Quarter and 2025 Quarter were as follows:

	Three Months Ended June 30,
	2026	2025
	(in thousands)
Offshore pipeline transportation	$115,625	$87,594
Marine transportation	25,649	29,817
Onshore transportation and services	28,208	18,458
Total Segment Margin	$169,482	$135,869

Offshore pipeline transportation Segment Margin for the 2026 Quarter increased $28.0 million, or 32%, from the 2025 Quarter primarily due to: (i) production volumes associated with the deepwater Shenandoah FPU, which ties into our 100% owned SYNC Pipeline for further transportation downstream to our 64% owned CHOPS Pipeline, that began producing in July 2025 (Segment Margin in the 2025 Quarter benefited from one month of contractual minimum volume commitments that commenced in June 2025); and (ii) production volumes from the Salamanca FPU, which ties into our existing 100% owned SEKCO Pipeline for further transportation downstream on our 64% owned Poseidon Pipeline, that began producing in September 2025.
Marine transportation Segment Margin for the 2026 Quarter decreased $4.2 million, or 14%, from the 2025 Quarter primarily due to an increase in planned dry-docking days in our inland and offshore barge businesses during the 2026 Quarter and a slight decrease in average day rates in our inland barge business. In our offshore barge business, revenues for the 2026 Quarter were impacted by several required and planned regulatory dry-dockings, which included our two largest vessels, one of which was completed during the 2026 Quarter, while the other was recently completed in the third quarter of 2026. During the third quarter of 2025, we experienced a decline in our inland barge day rates due to a decrease in Midwest refinery demand for black oil equipment as a result of changing crude slates. Inland barge day rates have recovered at a slower pace than anticipated, and rates in the 2026 Quarter did not reach the levels we saw in the 2025 Quarter. These decreases in Segment Margin were partially offset by a higher contractual rate on our M/T American Phoenix during the 2026 Quarter compared to the 2025 Quarter.
Onshore transportation and services Segment Margin for the 2026 Quarter increased $9.8 million, or 53%, from the 2025 Quarter primarily due to an increase in volumes transported on our onshore crude oil pipeline systems and increased activity and volumes in our crude oil marketing business. We experienced an increase in volumes on our Texas pipeline system, which is a key destination point for various grades of crude oil produced in the Gulf of America including those transported on our 64% owned CHOPS Pipeline, and benefited from an increase in refined product volumes at our Baton Rouge terminal. In our sulfur services business, we experienced an increase in Segment Margin in the 2026 Quarter primarily due to an increase in the index-based NaHS sales prices and strong demand from our pulp and paper customers.
Other Components of Net Income (Loss)
We reported Net Income Attributable to Genesis Energy, L.P. of $42.9 million in the 2026 Quarter compared to Net Loss Attributable to Genesis Energy, L.P. of $0.4 million in the 2025 Quarter.
Net Income Attributable to Genesis Energy, L.P. in the 2026 Quarter was impacted by: (i) an increase in operating income from our reportable segments, primarily from our offshore pipeline transportation segment as discussed above; (ii) a gain on sale of assets of $17.4 million associated with the divestiture of certain non-core natural gas pipeline and platform assets within our offshore pipeline transportation segment; and (iii) an increase in our equity in earnings of equity investees of $6.0 million primarily as a result of an increase in volumes and associated revenue from Poseidon. Additionally, the 2025 Quarter included a loss of $8.9 million primarily due to the premium associated with the redemption of our 8.000% senior unsecured notes due January 15, 2027 in April 2025. These increases were partially offset by: (i) an increase in depreciation and amortization of $7.2 million during the 2026 Quarter; (ii) an increase in interest expense, net of $6.2 million; and (iii) an increase in general and administrative expenses of $4.7 million.

    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, August 6, 2026, at 9:00 a.m. Central time (10:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, marine transportation and onshore transportation and services. Genesis’ operations are primarily located in the Gulf of America and in the Gulf Coast region of the United States.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUES	$531,995	$377,348	$978,550	$775,659

COSTS AND EXPENSES:
Costs of sales and operating costs	361,415	238,984	654,924	518,509
General and administrative	19,447	14,744	36,971	55,386
Depreciation and amortization	63,133	55,905	122,042	112,076
Gain on sale of assets	(17,436)	—	(17,436)	—
OPERATING INCOME	105,436	67,715	182,049	89,688
Equity in earnings of equity investees	18,360	12,330	32,522	24,822
Interest expense, net	(66,954)	(60,754)	(134,932)	(130,792)
Other expense	(30)	(8,935)	(3,570)	(9,779)
Income (loss) from continuing operations before income taxes	56,812	10,356	76,069	(26,061)
Income tax expense	(209)	(345)	(321)	(489)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	56,603	10,011	75,748	(26,550)
Income from discontinued operations, net of tax	—	—	—	8,448
Loss from disposal of discontinued operations	—	—	—	(432,193)
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	(423,745)
NET INCOME (LOSS)	56,603	10,011	75,748	(450,295)
Net income attributable to noncontrolling interests	(13,746)	(10,417)	(26,091)	(19,186)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$42,857	$(406)	$49,657	$(469,481)
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(10,830)	(14,868)	(24,413)	(43,270)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$32,027	$(15,274)	$25,244	$(512,751)
NET INCOME (LOSS) PER COMMON UNIT:
Net income (loss) attributable to common unitholders per common unit from continuing operations - Basic and Diluted	$0.26	$(0.12)	$0.21	$(0.73)
Net loss per common unit from discontinued operations - Basic and Diluted	—	—	—	(3.46)
Net income (loss) per common unit - Basic and Diluted	$0.26	$(0.12)	$0.21	$(4.19)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,428,494	122,464,318	122,446,307	122,464,318

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Offshore Pipeline Transportation Segment
Crude oil pipelines (average Bbls/day):
CHOPS(1)	396,708	324,533	410,899	318,787
Poseidon(1)	312,930	248,785	291,498	246,566
Odyssey(1)	61,963	71,309	63,846	67,545
GOPL	1,454	1,383	1,428	1,532
Offshore crude oil pipelines total	773,055	646,010	767,671	634,430

Natural gas transportation volumes (MMBtus/day)(1)	372,312	403,703	382,063	402,739

Marine Transportation Segment
Inland Barge Utilization Percentage(2)	97.4%	98.1%	96.6%	95.9%
Offshore Barge Utilization Percentage(2)	92.4%	97.3%	95.7%	96.8%

Onshore Transportation and Services Segment
Crude oil pipelines (average Bbls/day):
Texas(3)	120,132	98,626	120,066	80,377
Jay	9,032	4,036	8,859	4,181
Mississippi	1,069	1,059	1,043	1,124
Louisiana(4)	62,748	48,178	61,655	43,203
Onshore crude oil pipelines total	192,981	151,899	191,623	128,885

Crude oil product sales (average Bbls/day)	21,450	15,366	21,802	17,655
Rail unload volumes (average Bbls/day)	18,626	24,979	19,415	22,748

NaHS volumes (Dry short tons “DST” sold)	22,555	23,256	42,338	49,129
NaOH (caustic soda) volumes (DST sold)	9,322	8,678	17,931	17,223
(1)As of June 30, 2026 and 2025, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-dockings.
(3)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of America, including the CHOPS Pipeline.
(4)Total daily volumes for the 2026 quarter and 2025 quarter include 29,217 and 16,403 Bbls/day, respectively, of intermediate refined petroleum products and 31,252 and 31,775 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the six months ended June 30, 2026 and 2025 include 31,037 and 17,500 Bbls/day, respectively, of intermediate refined petroleum products and 28,570 and 25,703 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit amounts)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$44,236	$6,437
Accounts receivable - trade, net	1,189,516	608,221
Inventories	38,589	55,366
Other	27,050	17,442
Total current assets	1,299,391	687,466
Fixed assets, net of accumulated depreciation	3,401,858	3,465,323
Equity investees	219,542	218,631
Intangible assets, net of amortization	70,975	75,606
Goodwill	301,959	301,959
Right of use assets, net	59,963	57,670
Other assets, net of amortization	59,069	54,048
Total assets	$5,412,757	$4,860,703

LIABILITIES AND CAPITAL
Accounts payable - trade	$1,096,530	$490,712
Accrued liabilities	203,003	208,980
Accounts receivable securitization credit facility	99,500	—
Total current liabilities	1,399,033	699,692
Senior secured credit facility	—	6,400
Senior unsecured notes, net of debt issuance costs and discount	3,104,316	3,040,415
Deferred tax liabilities	17,126	17,405
Other long-term liabilities	439,456	388,707
Total liabilities	4,959,931	4,152,619
Mezzanine capital:
Class A Convertible Preferred Units	325,146	552,523
Partners’ capital (deficit):
Common unitholders	(336,836)	(314,346)
Noncontrolling interests	464,516	469,907
Total partners’ capital	127,680	155,561
Total liabilities, mezzanine capital and partners’ capital	$5,412,757	$4,860,703

Common Units Data:
Total common units outstanding	122,214,318	122,464,318

GENESIS ENERGY, L.P.
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES TO TOTAL SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Income (loss) from continuing operations before income taxes	$56,812	$10,356	$76,069	$(26,061)
Net income attributable to noncontrolling interests	(13,746)	(10,417)	(26,091)	(19,186)
Corporate general and administrative expenses	19,923	15,068	37,161	56,744
Depreciation, amortization and accretion	65,337	59,011	126,485	118,022
Interest expense, net	66,954	60,754	134,932	130,792
Adjustment to include distributable cash generated by equity investees not included in income and exclude equity in investees net income(1)	2,468	5,595	7,989	11,687
Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(770)	(133)	45	(204)
Other non-cash items	(3,769)	(4,229)	(8,387)	(6,951)
Loss on extinguishment of debt	30	8,935	3,570	9,779
Differences in timing of cash receipts for certain contractual arrangements(2)	(6,321)	(9,071)	(8,415)	(17,358)
Gain on sale of assets(3)	(17,436)	—	(17,436)	—
Total Segment Margin(4)	$169,482	$135,869	$325,922	$257,264
(1)Includes distributions attributable to the quarter and received during or promptly following such quarter.
(2)Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts.
(3)During the three and six months ended June 30, 2026, we recognized a gain on the sale of assets of $17.4 million associated with the divestiture of certain non-core natural gas pipeline and platform assets within our offshore pipeline transportation segment.
(4)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net Income (Loss) Attributable to Genesis Energy, L.P.	$42,857	$(406)	$49,657	$(469,481)
Interest expense, net	66,954	60,754	134,932	130,792
Income tax expense	209	345	321	489
Depreciation, amortization and accretion	65,337	59,011	126,485	118,022
Loss from disposal of discontinued operations	—	—	—	432,193
Interest expense, net and income tax expense from discontinued operations	—	—	—	4,195
Other non-cash items from discontinued operations, net(1)	—	—	—	15,584
EBITDA	175,357	119,704	311,395	231,794
Plus (minus) Select Items, net(2)	(3,824)	3,195	1,000	22,784
Adjusted EBITDA(3)	171,533	122,899	312,395	254,578
Maintenance capital utilized(4)	(15,450)	(14,750)	(30,700)	(31,650)
Interest expense, net	(66,954)	(60,754)	(134,932)	(130,792)
Cash tax expense	(300)	(300)	(600)	(557)
Distributions to preferred unitholders(5)	(10,513)	(14,868)	(24,078)	(34,810)
Interest expense, net and income tax expense from discontinued operations	—	—	—	(4,195)
Available Cash before Reserves(6)	$78,316	$32,227	$122,085	$52,574
(1)Includes non-cash items such as depreciation, depletion and amortization and unrealized gains or losses on derivative transactions, amongst other non-cash items attributable to discontinued operations for the six months ended June 30, 2025.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures for the 2026 Quarter and 2025 Quarter were $31.4 million and $16.8 million, respectively. Maintenance capital expenditures for the six months ended June 30, 2026 and 2025, were $48.1 million and $39.4 million, respectively, which excludes maintenance capital expenditures of $4.6 million for the six months ended June 30, 2025 associated with our discontinued operations. Our continuing maintenance capital expenditures are principally associated with our marine transportation business.
(5)Distributions attributable to preferred unitholders associated with the 2026 Quarter include $1.8 million paid during the 2026 Quarter and $8.7 million that is payable on August 14, 2026 to unitholders of record at close of business on July 31, 2026.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cash Flows from Operating Activities	$180,746	$46,987	$262,484	$71,792
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest expense, net(1)	66,954	60,754	134,932	134,971
Amortization and write-off of debt issuance costs, premium and discount	(2,756)	(3,549)	(8,535)	(7,406)
Effects from equity method investees not included in operating cash flows	2,641	5,797	8,286	11,949
Net effect of changes in components of operating assets and liabilities	(70,715)	37,691	(64,527)	70,059
Non-cash effect of long-term incentive compensation plans	(2,909)	(3,153)	(2,772)	(5,638)
Expenses related to business development activities and growth projects	3,944	310	7,066	25,518
Differences in timing of cash receipts for certain contractual arrangements(2)	(6,321)	(9,071)	(8,415)	(17,358)
Gain on sale of assets(3)	17,436	—	17,436	—
Other items, net(4)	(17,487)	(12,867)	(33,560)	(29,309)
Adjusted EBITDA(5)	$171,533	$122,899	$312,395	$254,578
(1)Includes interest expense, net of $4.2 million from discontinued operations for the six months ended June 30, 2025.
(2)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(3)During the three and six months ended June 30, 2026, we recognized a gain on the sale of assets of $17.4 million associated with the divestiture of certain non-core natural gas pipeline and platform assets within our offshore pipeline transportation segment.
(4)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(5)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

June 30, 2026
Senior secured credit facility	$—
Senior unsecured notes, net of debt issuance costs and discount	3,104,316
Less: Outstanding inventory financing sublimit borrowings	(17,100)
Less: Cash and cash equivalents	(38,921)
Adjusted Debt(1)	$3,048,295

Pro Forma LTM
June 30, 2026
Consolidated EBITDA (per our senior secured credit facility)	$593,436
Consolidated EBITDA adjustments(2)	16,699
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$610,135

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.00X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized discounts or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries. Adjusted Debt excludes amounts outstanding under our accounts receivable securitization credit facility, as permitted under our senior secured credit facility.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including, but not limited to statements relating to future financial and operating results, liquidity and capital expenditures, cost of capital and anticipated cash savings, distributions to our unitholders or other capital allocation plans or expectations, the anticipated developments at Monument, Shenandoah and other production facilities or fields, production and other rates or volumes or demand for our services, the expected performance of our business segments and other projects, the impact of adverse producer events or challenges, proposed or increased tariffs or fluctuations in commodity prices on our business, and our strategy and plans, are forward-looking statements and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, increased tariffs and proposed tariffs, taxes, duties and similar matters affecting international trade, a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of natural disasters, international military conflicts (such as the war in Ukraine and Iran, and broader geopolitical tensions in the Middle East and Eastern Europe), the result of any economic recession or depression that has occurred or may occur in the future, anticipated benefits of our projects or those of our counterparties, including producers, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income (loss); cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, interest expense, net, cash tax expense and cash distributions attributable to our Class A Convertible Preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time have been and will continue to be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not to make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not initially use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net Income (Loss) Attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Net Income (Loss) Attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended June 30,		Six Months Ended June 30,
		2026	2025	2026	2025
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$(6,321)	$(9,071)	$(8,415)	$(17,358)
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value	(770)	(133)	45	(204)
	Loss on debt extinguishment	30	8,935	3,570	9,779
	Adjustment regarding equity investees(2)	2,468	5,595	7,989	11,687
	Other	(3,769)	(4,229)	(8,387)	(6,951)
	Sub-total Select Items, net(3)	(8,362)	1,097	(5,198)	(3,047)
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	3,944	310	7,066	25,518
	Other	594	1,788	(868)	313
	Total Select Items, net(4)	$(3,824)	$3,195	$1,000	$22,784
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(3)Represents Select Items applicable to all Non-GAAP measures.
(4)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes, and, where relevant, capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items from continuing operations. Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
Vice President - Investor Relations
(713) 860-2536